Exhibit 99.1

Vishay Intertechnology Announces Amendment and Extension of $750 Million Credit Facility

MALVERN, PA — May 8, 2023 -- Vishay Intertechnology, Inc. (NYSE: VSH) (“Vishay” or the “Company”) today announced that it has entered into an amendment and restatement of its $750 million credit facility.

The amended and restated credit facility extends the maturity date of the revolving credit agreement until May 8, 2028, replaces the existing total leverage ratio used for financial covenant compliance measurement with a net leverage ratio, and replaces the LIBOR-based interest rate and related LIBOR-based mechanics applicable to U.S. dollar borrowings under the revolving credit agreement with an interest rate based on the Secured Overnight Financing Rate ("SOFR") (including a customary spread adjustment) and related SOFR-based mechanics.

The amended and restated credit facility also allows for borrowings in euro, British sterling, and Japanese yen, subject to a $250 million limit.  Borrowings in foreign currency bear interest at a local reference rate plus an interest margin.  The applicable interest margin is based on Vishay's total leverage ratio.  Based on Vishay's current total leverage ratio, borrowings bear interest at SOFR plus 1.60%, including the applicable credit spread.  Vishay also pays a commitment fee, also based on its total leverage ratio, on undrawn amounts.  The undrawn commitment fee, based on Vishay's current total leverage ratio, is 0.25% per annum.

Lori Lipcaman, Vishay's Chief Financial Officer said, "The amendment and extension of our credit facility provides us with more than ample financial and operating flexibility to execute our plans for growth."

JPMorgan Chase Bank, N.A. acted as administrative agent. JP Morgan Chase Bank, N.A.; Comerica Bank; HSBC Bank USA, National Association; UniCredit Bank AG; and TD Bank, N.A. served as joint lead arrangers, joint bookrunners and co-syndication agents.  Santander Bank, National Association and Bank of America, N.A. functioned as co-documentation agents.

Forward-Looking Statements

All statements other than statements relating to present facts or current conditions included in this release are forward-looking statements within the safe harbor provisions of Private Securities Litigation Reform Act of 1995. Words and expressions such as  “will,” “expect,” “anticipate,” “looking ahead” or other similar words or expressions often identify forward-looking statements. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions, many of which are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results, performance, or achievements may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions; manufacturing or supply chain interruptions or changes in customer demand because of COVID-19 or otherwise; delays or difficulties in implementing our cost reduction strategies; delays or difficulties in expanding our manufacturing capacities; an inability to attract and retain highly qualified personnel; changes in foreign currency exchange rates; uncertainty related to the effects of changes in foreign currency exchange rates; competition and technological changes in our industries; difficulties in new product development; difficulties in identifying suitable acquisition candidates, consummating a transaction on terms which we consider acceptable, and integration and performance of acquired businesses; changes in U.S. and foreign trade regulations and tariffs, and uncertainty regarding the same; changes in applicable domestic and foreign tax regulations, and uncertainty regarding the same; changes in applicable accounting standards and other factors affecting our operations that are set forth in our filings with the Securities and Exchange Commission, including our annual reports on Form 10-K and our quarterly reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Vishay

Vishay manufactures one of the world’s largest portfolios of discrete semiconductors and passive electronic components that are essential to innovative designs in the automotive, industrial, computing, consumer, telecommunications, military, aerospace, and medical markets. Serving customers worldwide, Vishay is The DNA of tech.™ Vishay Intertechnology, Inc. is a Fortune 1,000 Company listed on the NYSE (VSH). More on Vishay at www.Vishay.com.

The DNA of tech™ is a trademark of Vishay Intertechnology.

Contact:
Vishay Intertechnology, Inc.
Peter Henrici
Executive Vice President, Corporate Development
+1-610-644-1300